Exhibit 99.1

AIRMAX 3000 – Home and Office Model Introduction

The AirMax 3000 is a full sized upright model that can produce up to 8 gallons of drinking water per day depending on humidity & temperature levels.  These water units are equipped with an electronic control system that turns the machine on & off when full and circulates the water to maintain clean drinking water 24 hours a day, 365 days a year.  Humidity levels and filter changing requirements are indicated with digital displays.

Product Specifications

- 5 stages of Hot & Cold UF/UV filtration system.
- uses 115V power.
- product size is 340(W) X 430(D) X 1090(H) mm.
- depending on production of water, the filter only needs to be changed 1-2 times a year.
- has hot & cold water dispensers.
- has a water tank capacity of 3.8 gallons and will continue to produce up to 8 gallons of water per day as it is being used

Atmospheric Water Technology and Benefits

1. Splash Water For Life is a developer, manufacturer and distributor of Atmospheric Water Harvester (AWH) technology. This technology provides a cost-effective solution to the global shortage of drinking water by extracting water from air and turning it into clean, healthy drinking water.

2. The technology transforms available water vapor from the air into great tasting drinking water by using refrigeration technology that condenses water vapor. AWH machines continuously simulate the “dew point”allowing water to be collected even in relatively low humidity conditions.

3. The AirMax 3000 produces up to 8 gallons of water per day based on relative humidity and temperature.
The machine will work at indoor climates ranging between 65 -75 degrees Fahrenheit (20-23.8 degrees Celsius) and relative humidity.

4. Cost effective – the AirMax 3000 can produce a gallon of water for $.03 to $.08 per gallon (3.78 liters).

5. No plumbing or water supply needed – just plug it in like a water cooler unit (water comes from air).

6. Eliminates the recurring costs of bottled water and water delivery as well as storage of plastic bottles.

7. AirMax 3000 also functions as an air cleaner and dehumidifier.

8.  Fresh drinking water is always available because AirMax 3000 re-circulates water that is held in the tanks to keep it from going stale.

6652 Elijah Road	Tel:	888.488.6882	Website : www.splashwaterforlife.com
Wellpinit, Washington	Fax:	888.265.0498
United States, 99040	Email:	Sales@splashwaterforlife.com